Exhibit 99.1

EON Resources Inc. Announces

Notice of Failure to Satisfy a Continued Listing Rule or Standard

HOUSTON, TX / April 22, 2026 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with 20,000 leasehold acres in the Permian Basin. The fields have a total of 750 producing and injection wells producing over 1,000 barrels of oil per day. Today, the Company announced that on April 16, 2026, the Company received a notice (the "NYSE Notice") from the NYSE American LLC (the "NYSE American") that the Company is not in compliance with NYSE American listing standards as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "Form 10-K") with the Securities and Exchange Commission (the "SEC").

The NYSE Notice has no immediate effect on the listing of the Company's Class A Common Stock (NYSE American: EONR) or the Company's public warrants (NYSE American: EONR WS) on the NYSE American. The NYSE Notice informed the Company that, under NYSE American rules, the Company has six months from April 15, 2026, to regain compliance with the NYSE American listing standards by filing the Form 10-K with the SEC. If the Company fails to file the Form 10-K within the six-month period, the NYSE American may grant, in its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The NYSE Notice also notes that the NYSE American may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

As previously reported in the Company's Notification of Late Filing on Form 12b-25 filed with the SEC on April 1, 2026 (the "Form 12b-25"), the Company was unable to file the Form 10-K within the prescribed period because additional time, resources and effort are required to complete work related to its financial reporting and close procedures. Subsequent to filing the Form 12b-25, the Company continued to dedicate significant resources to the completion of such procedures but was unable to file the Form 10-K by April 15, 2026, the end of the extension period provided by the Form 12b-25. The Company requires additional time to complete such procedures.

The Company is working diligently to complete the necessary work to file the Form 10-K as soon as practicable and currently expects to file the Form 10-K within the six-month period granted by the NYSE Notice; however, there can be no assurance that the Form 10-K will be filed within such period.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in a diversified portfolio of long-life producing oil and natural gas properties and other energy holdings.  EON’s approach is to build an energy company through acquisition and through selective development of its properties.  Class A Common Stock of EON trades on the NYSE American Stock Exchange under the symbol of “EONR” and the Company’s public warrants trade under the symbol of “EONR WS”.  For more information on the Company, please visit the EON website.

About the Grayburg-Jackson Field Property

Our Grayburg-Jackson Field (“GJF”) is located on the Northwest Shelf of the Permian Basin in Eddy County, New Mexico.  The GJF comprises of 13,700 contiguous leasehold acres where the leasehold rights include stacked pay zones named the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth.  Almost 1 billion barrels in place has been estimated as the original oil in place with less than 7% having been produced to date. The field primarily produces oil from the Seven Rivers formation by reinjecting produced water. The Company has a Farmout Agreement for the San Andres formation with Virtus to accelerate development starting in June 2026 by drilling 92 new horizontal wells over the next 4 to 5 years. More information on the property can be located on the Grayburg-Jackson Field page of our website.

About the South Justis Field Property

The South Justis Field (“SJF”) is a carbonate reservoir, also in the prolific Permian Field, and is located in Lea County, New Mexico approximately 100 miles from the GJF.  The SJF is comprised of 5,360 contiguous acres containing 208 total producing and injection wells with well spacing of 50 acres.  The producing formations include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals that range from 5,000 feet to 7,000 feet in depth.  The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil. Like the GJF, the SJF is also employing a waterflood by recycling produced water.  More information on the property can be located on the South Justis Field page of our website.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as "expects," "believes," "anticipates," "intends," "estimates," "seeks," "may," "might," "plan," "possible," "should" and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company's management's current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com